                                                                     Exhibit 4.3

                                (Face of Note)


[THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.7 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.6(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION
2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.]

                                                           CUSIP ___________

                         10.375% Senior Notes due 2011

No. ___                                                             $___________

                       PG&E NATIONAL ENERGY GROUP, INC.

promises to pay to CEDE & CO., or registered assigns, the principal sum of _______________ dollars on May 16, 2011.

Interest Payment Dates: May 15 and November 15

Record Dates: May 1 and November 1

                              PG&E NATIONAL ENERGY GROUP, INC.

                              By: ______________________________
                                  Name:  John R. Cooper
                                  Title: Senior Vice President, Finance


                              By: ______________________________
                                  Name:  Leslie H. Everett
                                  Title:  Secretary

This is one of the Notes referred
to in the within-mentioned Indenture:

WILMINGTON TRUST COMPANY,
as Trustee

By: _______________________             Dated: ___________, 2001
Name:
Title:

                               (Reverse of Note)

                         10.375% Senior Notes due 2011

          Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

          1. Interest. PG&E National Energy Group, Inc. (the "Company"), a Delaware corporation, promises to pay interest on the principal amount of this Note at 10.375% per annum from May 22, 2001 until maturity. The Company shall pay interest semi-annually on May 15 and November 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an "Interest Payment Date"). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be November 15, 2001. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the then applicable interest rate, to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

          2. Method of Payment. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the May 1 or November 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture (as herein defined) with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Paying Agent (which may be the Company), or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that all payments of principal, premium, if any, and interest with respect to Notes the Holders owning at least $50 million aggregate amount of Notes, which Holders have given wire transfer instructions to the Company at least ten business days prior to the applicable payment date will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

          3. Paying Agent and Registrar. Initially, Wilmington Trust Company, the Trustee ("Trustee") under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

          4. Indenture. The Company issued this Note under an Indenture dated as of May 22, 2001, as amended or supplemented from time to time ("Indenture"), between the Company and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

     5. Optional Redemption. The Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, for the greater of (i) 100% of the principal amount of Notes being redeemed, or (ii) the sum of the present values of the Remaining Scheduled Payments of principal and interest on the Notes being redeemed discounted to the date of redemption on a semiannual basis, (assuming a 360-day year of twelve 30-day months) using a discount rate equal to the Treasury Yield plus 50 basis points, plus in either case, accrued and unpaid interest, if any, on the principal amount of Notes being redeemed to the redemption date.

     6. Notice of Redemption. Notice of redemption will be mailed, by first class mail, at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date, interest ceases to accrue on Notes or portions thereof called for redemption, if the Company has deposited with the Trustee or with the Paying Agent, one Business Day prior the redemption date, money sufficient to pay the redemption price of and accrued interest on all Notes to be redeemed on that date.

     7. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $100,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company and the Registrar need not exchange or register the transfer of any Note selected for redemption, in whole or in part, except for the unredeemed portion of any Note being redeemed in part. The Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.

     8. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

     9. Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes voting as a single class, and, subject to Sections 6.4 and 6.7 of the Indenture, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes voting as a single class. Without the consent of any Holder of a Note, the Indenture or the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency; to provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of
Article II of the Indenture (including the related definitions) in a manner that does not adversely affect any Holder; to provide for the assumption of the Company's obligations to Holders of the Notes by a successor to the Company pursuant to Article V of the Indenture; to make any change that would provide any additional rights or benefits to the Holders of the Notes, to make any change that is not inconsistent with the Indenture and does not adversely affect the legal rights under the Indenture of any Holder of Notes; or to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA.

     10. Defaults and Remedies. An "Event of Default" occurs if: (i) the Company defaults in the payment of any installment of interest upon any of the Notes as and when the same shall become due and payable, and such default continues for a period of 30 days; (ii) the Company defaults in the payment of all or any part of the principal of, or premium, if any, on, any of the Notes as and when the same shall become due and payable either at maturity, upon any redemption, by declaration of acceleration or otherwise; (iii) the Company fails duly to observe or perform any other covenant or agreement on the part of the Company in the Notes or in this Indenture and such failure continues for a period of 90 days after the date on which notice specifying such failure, stating that such notice is a "Notice of Default" under the Indenture and demanding that the Company remedy the same, shall have been given to the Company by the Trustee, or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes at the time outstanding; (iv) an event of default, as defined in any instrument of the Company under which there may be issued, or by which there may be secured or evidenced, any Indebtedness in excess of $50,000,000 shall occur, which event of default has resulted in the acceleration of such Indebtedness, or any default occurring in payment of any such Indebtedness at final maturity (and after the expiration of any applicable grace periods); (v) one or more final, nonappealable judgments, decrees or orders of any court, tribunal, arbitrator, administrative or other governmental body or similar entity for the payment of money shall be rendered against the Company or any of its properties in an aggregate amount in excess of $50,000,000 (excluding the amount thereof covered by insurance) and such judgment, decree or order shall remain unvacated, undischarged and unstayed for more than 90 days, except while being contested in good faith by appropriate proceedings; (vi) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of the Company under any applicable federal or state law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or for any substantial part of its property or ordering the winding up or liquidation of its affairs, shall have been entered, and such decree or order shall remain unstayed and in effect for a period of 90 consecutive days; or (vii) the Company shall commence a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or consent to the entry of a decree or order for relief in an involuntary case or proceeding under any such law, or to the commencement of any bankruptcy or insolvency case or proceeding against the Company, or the filing by the Company of a petition or answer to consent seeking reorganization or relief under any such applicable federal or state law, or the consent by the Company to the filing of such petition or to the appointment of or the taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or the making by the Company of an assignment for the benefit of creditors, or the taking of action by the Company in furtherance of any such action. If any Event of Default (other than an Event of Default specified in clause (vi) or (vii) hereof) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. If an Event of Default specified in clause (vi) or (vii) hereof occurs, all outstanding Notes shall be due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes.

     11. Trustee Dealings With Company. The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not the Trustee.

     12. No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

     13. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

     14. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

     15. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

     16. Available Information. The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

     PG&E National Energy Group, Inc.
     7500 Old Georgetown Road
     Bethesda, MD 20814
     Attention: General Counsel

     17. Counterparts. This Note may be executed by one or more of the parties to this Note on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

             SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

          The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

                           Amount of
                          decrease in                                 Principal Amount
                           Principal         Amount of increase      of this Global Note         Signature of
                             Amount             in Principal           following such         authorized officer
                         of this Global        Amount of this           decrease (or          of Trustee or Note
Date of Exchange              Note              Global Note               increase)               Custodian
-----------------        --------------      ------------------      -------------------      ------------------